EXHIBIT 5.1
[Cooley Godward Kronish LLP Letterhead]

June 14, 2007

GVI Security Solutions, Inc.

2801 Trade Center Drive, Suite 120

Carrollton, Texas 75007

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by GVI Security Solutions, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 5,840,500 shares of the Company’s Common Stock, $.001 par value, (the “Shares”) pursuant to its Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Plan, your Certificate of Incorporation and Bylaws, as currently in effect, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By:  /s/ Alison Newman
Alison Newman